Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emergência Participações S.A.

São Paulo - SP

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 31, 2022, except for Note 1.2, Note 1.3, Note 3.1.15, Note 7, Note 9 and Note 23 as to which the date is December 12, 2022, relating to the financial statements of Emergência Participações S.A., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

Campinas, Brazil

January 11, 2023